Exhibit 99.1

CRESCENT FINANCIAL CORPORATION ANNOUNCES THE FILING OF A REGISTRATION STATEMENT FOR THE SALE OF COMMON STOCK

CARY, N.C., September 12, 2005 – Crescent Financial Corporation (Nasdaq: CRFN), the holding company for Crescent State Bank, today announced that it has filed a registration statement on Form S-2 with the Securities and Exchange Commission relating to a proposed underwritten public offering of 765,000 shares of common stock. Ryan Beck & Co., Inc. will serve as sole underwriter of the offering and will be granted a 30-day option to purchase up to an additional 114,750 shares of common stock to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering will be made only by means of a prospectus.

To receive a copy of the preliminary prospectus when it is available, contact Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, New Jersey 07932 or via phone at 800-342-2325.

Crescent Financial Corporation is the holding company for Crescent State Bank, a North Carolina-chartered community bank which opened in December 1998 to cater to the financial needs of the communities it serves. As of June 30, 2005, Crescent State Bank had total assets of approximately $393 million, deposits of approximately $323 million, and loans of approximately $301 million with nine full- service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, and Pinehurst, North Carolina. Investors can access additional information through the Bank’s website at http://www.crescentstatebank.com. Information contained on this website is not part of the prospectus.

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.

Contact:

Michael G. Carlton, President and Chief Executive Officer

Crescent Financial Corporation

(919) 460-7770

mcarlton@crescentstatebank.com